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                                                                    EXHIBIT 10.2


                                MUTUAL AGREEMENT

                                    BETWEEN

              MAGNETI MARELLI USA, INC., AND EDELBROCK CORPORATION


     This Agreement is effective January 1, 2000 between MAGNETI MARELLI U.S.A., INC. ("Magneti") and EDELBROCK CORPORATION ("Edelbrock").

                                   BACKGROUND

     Magneti is the designer and manufacturer of certain 4-barrel performance carburetors; and Edelbrock is a manufacturer and distributor of automotive products into the automotive performance aftermarket, and the parties have reached certain understandings on the terms on which Edelbrock will act as distributor of these carburetors and certain other products into the automotive performance aftermarket, and the parties wish to express these understandings in writing.

                              TERMS AND CONDITIONS

     WHEREFORE, in consideration for the mutual understandings and covenants expressed in this Agreement, the parties agree as follows:

     1. PRODUCT: Magneti has designed and manufactured, and will sell to Edelbrock, a series of 4-barrel replacement and performance carburetors commonly known as "P/N 1400, P/N 1404, P/N 1405, P/N 1406, P/N 1407, P/N 1409, P/N 1410,
and P/N 1411" and any new part numbers to be introduced as well as all related parts and components (described collectively in this Agreement as "Product"). The Product will be resold by Edelbrock on the automotive performance aftermarket, under the trade name "Edelbrock Performer Series" ("EPS") or such other trade name upon which the parties agree.

     2. EXCLUSIVITY: Edelbrock agrees to sell only carburetors manufactured by Magneti, which will act as Edelbrock's exclusive supplier. Edelbrock shall be the exclusive distributor of the Product to all parties contained on the list attached to this Agreement as Exhibit A ("Customer List"). The Customer List is a confidential listing of Edelbrock customers and competitors which has been prepared by Edelbrock.



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      Magneti agrees that it will not sell the Product directly to any party on the Customer List during the term of this Agreement provided that Edelbrock is in full compliance with all of the terms and conditions of this Agreement.

      3. REVISIONS TO CUSTOMER LIST: The Customer List shall be updated by the parties twelve (12) months after the date of this Agreement, and every twelve (12) months thereafter for the term of this Agreement. Additions to and deletions from the Customer List shall be made upon the agreement of the parties, provided that it is specifically agreed that any customers that inform Edelbrock that they will not be buying Product within the coming twelve (12) month period should be removed from the Customer List.

      4. OTHER SALES: The parties agree that Magneti shall retain marketing rights as to the Product, under its own or another customer's trade name, in any and all other markets including but not limited to, Federal-Mogul distribution network, the original equipment and aftermarket marine market, the industrial market, the original equipment service replacement market, the motorcycle product market and to any parties inside or outside the United States of America provided that any such party is not included on the Customer List. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge that Federal-Mogul distribution customers may conflict with Edelbrock distribution customers.

      5. CONDITION OF SALE -- AFB UNITS: Edelbrock agrees to purchase a minimum quantity of 160,000 units per year in calendar year 2000, 2001 and 2002 and 150,000 units per year in the calendar year 2003 and 2004, and/or 780,000 units (with consideration given to Edelbrock of an allowance for a plus or minus factor of ten percent (10%) during the term of the Agreement ending December 31, 2004. Edelbrock further agrees to purchase all Magneti designed loose parts from Magneti, if the quality, pricing and availability are comparable with any alternative supplier at a mutually agreed upon price and timing position. In its resale of the Product, Edelbrock agrees that its pricing of the Product shall remain "market competitive" at all times, which shall be defined as pricing with a maximum mark-up of 1.66 over the acquisition costs from Magneti, including the costs of parts, cartons, re-packaging, labor, inbound freight, instruction sheets or any other material supplied by Edelbrock. The above maximum mark-up does not pertain to the sales of small carburetor parts purchased from Magneti or alternative small parts suppliers. All Edelbrock pricing must be competitive in the marketplace.

      6. SALES PROJECTIONS -- AFB UNITS: Magneti has entered into this Agreement in reliance upon the projected sales figures prepared by Edelbrock and to be supplied annually, which indicate minimum annual sales as defined in paragraph no. 5 (with consideration given to Edelbrock of an allowance for a plus or minus factor of ten percent (10%). Changes to the projected sales will be accepted by Magneti no less than 120 days before shipment. Edelbrock will provide Magneti a 4-month forecast beginning January 2000. Edelbrock will provide Magneti with a 12-month projection of carburetor purchases which will be updated monthly throughout the term of the Agreement, including any extensions thereto.



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      7.    NEW PRODUCTS: The parties anticipate that Magneti may design and manufacture certain performance carburetors redeveloped from the Product, which would utilize existing Magneti tooling and concepts, whether used in the Product or not, and would contain changes in application, calibration, overall performance, specification or configuration, and will include components and part modifications to support any such changes ("New Product") Edelbrock is granted a right of first refusal to distribute the New Product, and upon acceptance of the distributorship of the New Product, agrees that its exclusive rights for sale shall be only to those parties on the Customer List, with pricing to be agreed upon by the parties based upon product characteristics. Edelbrock's right of first refusal on the New Product shall exist for a period of ninety (90) days. If this right is exercised, the New Product shall bear the Edelbrock brand name; if it is not, the New Product shall be identified with Magneti's or another customer's trade name. Magneti will have the same rights as set forth in paragraph 4 above, as to the distribution of the New Product to other markets, including the Federal-Mogul distributions network, original equipment and aftermarket marine market, industrial market, original equipment service replacement markets, the motorcycle market, and to any parties inside and outside the United States of America provided that any such party is not included on the Customer List.

      8. TERM. The term of this Agreement shall commence on January 1, 2000 and shall end on December 31, 2004.

      9. PRODUCT PRICING: The products covered by this Agreement will be subject to pricing in effect as of December 31, 1999 to remain in effect through December 31, 2001 provided annual sales projections are achieved. For the remaining three years of this Agreement (CY 2002, 2003, and 2004) Magneti and Edelbrock pricing will review and take into consideration manufacturing cost, sales volume and competitive market conditions to ensure this agreement will continue to be mutually beneficial.

     10. PRODUCT LIABILITY: Magneti will provide Edelbrock Product Liability Insurance coverage on all Magneti products sold to Edelbrock to a limit of $1 million coverage. Edelbrock will be named as an additional insured under Magneti's liability policy, and Magneti shall provide a Certificate of Insurance to this effect. As Part Numbers 1400, 1404, 1405, 1406, 1407, and 1411 are not U.S. Coast Guard approved for marine usage, product liability insurance will not be extended to marine applications.

     11. PRODUCT WARRANTIES: On all products sold to Edelbrock, Magneti shall provide limited manufacturer's product warranties under the terms attached at Exhibit B. Pursuant to the terms of that warranty, all allegedly defective products shall be inspected first by Edelbrock prior to shipping to Magneti. Edelbrock pricing includes compensation for warranty administration up to 0.25%. Edelbrock shall maintain an accurate log of all returned units with apparent factory defects and return to Magneti those units exceeding the allotted 0.25%.

     Units determined by Magneti to be defect free will be returned to Edelbrock for redistribution. Edelbrock will have auditing rights during the re-testing procedure by Magneti



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and/or Magneti shall supply data on this re-testing of returned units of the
Product in a form agreeable to the parties.

     12. OTHER PRODUCTS: If Edelbrock initiates distribution of any other fuel injection system and/or related accessories into the automotive performance aftermarket other than the Product, Magneti shall have a right of first refusal to become Edelbrock's exclusive supplier of such product. Magneti must exercise this right within ninety (90) days of written notice specifying terms and conditions agreeable to both parties. If Magneti fails to exercise such right, Edelbrock shall have the right to arrange for procurement of such other product from parties other than Magneti.

     13. INDEMNIFY AND HOLD HARMLESS: Magneti states that they own the rights to the manufacturing and distribution of the Product or any other fuel injected related system sold to Edelbrock by Magneti, and agrees that it will hold Edelbrock harmless and will defend Edelbrock solely as to any claim of third parties contesting those rights of manufacture and distribution. Magneti will offer no further indemnity or similar protection to Edelbrock or any other party as to any other claims, including without limitation claims for lost profits and expenses related to the transactions contemplated under this Agreement.

     14. ENTIRE AGREEMENT; MODIFICATIONS: This Agreement may be amended, changed or modified only by a written instrument executed by the parties.

     The parties have executed this Agreement on the date written above.

WITNESS:                                     EDELBROCK CORPORATION

    [SIG]                                    By:        [SIG]
-------------------------                       ------------------------
                                             Its:  President
                                                 -----------------------

                                             MAGNETI MARELLI U.S.A., INC.

                                             By:        [SIG]
-------------------------                       ------------------------
                                             Its:  President & CEO
                                                 -----------------------


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